Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208751

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 17 DATED APRIL 3, 2017
TO THE PROSPECTUS DATED JULY 12, 2016

This document supplements, and should be read in conjunction with, our prospectus dated July 12, 2016, as supplemented by Supplement No. 11 dated December 22, 2016, Supplement No. 12 dated January 12, 2017, Supplement No. 13 dated February 1, 2017, Supplement No. 14 dated February 17, 2017, Supplement No. 15 dated March 1, 2017 and Supplement No. 16 dated March 21, 2017. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to:

•	disclose our daily net asset value per share for our Class A, Class I and Class T shares for the month of March 2017; and

•	disclose the distribution declared by our board of directors for our Class A, Class I and Class T shares for the second quarter of 2017.
Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A, Class I and Class T shares of our common stock on each business day for the month of March 2017:

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share
March 1, 2017	$13.39	$13.49	$13.39
March 2, 2017	$13.39	$13.49	$13.39
March 3, 2017	$13.38	$13.48	$13.38
March 6, 2017	$13.38	$13.48	$13.38
March 7, 2017	$13.37	$13.47	$13.37
March 8, 2017	$13.35	$13.46	$13.35
March 9, 2017	$13.33	$13.43	$13.33
March 10, 2017	$13.32	$13.43	$13.32
March 13, 2017	$13.31	$13.42	$13.31
March 14, 2017	$13.31	$13.42	$13.31
March 15, 2017	$13.34	$13.44	$13.34
March 16, 2017	$13.33	$13.44	$13.33
March 17, 2017	$13.34	$13.44	$13.34
March 20, 2017	$13.33	$13.43	$13.33
March 21, 2017	$13.33	$13.43	$13.33
March 22, 2017	$13.32	$13.43	$13.32
March 23, 2017	$13.33	$13.44	$13.33
March 24, 2017	$13.33	$13.43	$13.33
March 27, 2017	$13.31	$13.42	$13.31
March 28, 2017	$13.31	$13.42	$13.31
March 29, 2017	$13.31	$13.42	$13.31
March 30, 2017	$13.32	$13.42	$13.32
March 31, 2017	$13.32	$13.42	$13.32

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.
Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.
Distribution Declaration
Our board of directors authorized and declared daily cash distribution of $0.00183207 per share for the period commencing on April 1, 2017 and ending on June 30, 2017 for each outstanding share of Class A, Class I and Class T common stock (before adjustment for any class-specific expenses). The distribution will be paid monthly in arrears.